                                                                    EXHIBIT 4.68


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - - - - - - - - - - - X
                                                  :
                                                  :  Chapter 11
In re:                                            :  Case No. 01--11200 (MFW)
  ANC RENTAL corporation, et al.,                 :  (Jointly Administered)
                                                  :
                                                  :
                 Debtors.                         :  Re: Dkt. No.   4167
                                                  :
- - - - - - - - - - - - - - - - - - - - - - - - - X

                  ORDER PURSUANT TO BANKRUPTCY RULE 9019 APPROVING THE SETTLEMENT BETWEEN DEBTORS AND LEHMAN COMMERCIAL PAPER INC. AND LEHMAN BROTHERS

         Upon the motion (the "Motion") of the above-captioned debtors and debtors-in-possession (collectively the "Debtors")(1) for the entry of an order pursuant to Bankruptcy Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), approving the Settlement Agreement (as defined in the Motion) with Lehman Commercial Paper Inc. and Lehman Brothers ("Lehman"), approving the Settlement Agreement (attached as Exhibit "A" to the Motion) with Lehman Commercial Paper Inc. and Lehman Brothers ("Lehman"), (1) reducing Lehman's secured claim from $248.6 million as of December 31, 2002 to an allowed $180 million secured claim, and an allowed general unsecured claim of $25 million as of December 31, 2002; (2) eliminating post-petition interest from the petition date to February 1,

-----------------
1        The Debtors are the following entities: ANC Rental Corporation, Alamo
International Sales, Inc., Alamo Rent-A-Car (Canada), Inc., Alamo Rent-A-Car Management, LP, Alamo Rent-A-Car, LLC, ANC Aviation, Inc., ANC Collector Corporation, ANC Financial Corporation, ANC Financial GP Corporation, ANC Financial Properties LLC, ANC Financial, LP, ANC-GP, Inc., ANC Information Technology, Inc., ANC Information Technology Holding, Inc., ANC Information Technology, L.P., ANC IT Collector Corporation, ANC Management Services Corporation, ANC Management Services, LP, ANC Payroll Administration, LLC, ANC-TM Management LP, ARC-GP, Inc., ARC-TM Properties LLC, ARG Reservation Services, LLC, ARI Fleet Services, Inc., Auto Rental Inc., Car Rental Claims, Inc., Claims Management Center, Inc., Guy Salmon USA, Inc., Liability Management Companies Holding, Inc., National Car Rental Licensing, Inc., National Car Rental System, Inc., NCR Affiliate Servicer Properties LLC, NCR Affiliate Servicer, Inc., NCRAS Management, LP, NCRAS-GP, Inc., NCRS Insurance Agency, Inc., Post Retirement Liability Management, Inc., Rental Liability Management Holdings, LLC, Rental Liability Management, Inc., Republic Fiduciary, Inc., Republic Guy Salmon Partner, Inc., Spirit Leasing, Inc., Spirit Rent-A-Car, Inc., SRAC Management, LP, SRAC-GP, Inc., and SRAC-TM, Inc.

2003; (3) providing adequate protection in the form of superpriority claims at a per annum rate of 10.0% of the allowed secured claims until emergence from bankruptcy with 50% of the amount accrued each month to be paid each month, and 50% to be paid at emergence; (4) eliminating a contractual "make-whole" claim of approximately $205 million, and (5) providing for continued payment for account of Lehman's professional fees and expenses at $250,000 per month, with the payment of $400,000 on July 10, 2003 on account of accrued fees and expenses;

         And it appearing that the Court has jurisdiction over this matter pursuant to 28 U.S.C.ss.1334 and that this is a core proceeding pursuant to 28 U.S.C.ss.157(b)(2)(A);

         And the Court having determined that the Settlement Agreement is fair and reasonable and in the best interests of the Debtors, their estates and their creditors;

         And notice of the Motion having been given to (i) the Office of The United States Trustee; (ii) counsel for Congress Financial Corporation, as agent for the lenders under the Borrowing Base Facility; (iii) counsel for Lehman Brothers, Inc.; (v) counsel for Liberty Mutual Insurance Company; (vi) counsel for the Official Committee of Unsecured Creditors; and (vii) all parties that have filed a request for notice pursuant to Bankruptcy Rule 2002 in these chapter 11 cases;

                And it appearing that no other or further notice need be given; And good and sufficient cause appearing therefore; it is hereby

                ORDERED, that the relief requested in the Motion is granted; and it is further

                ORDERED, that the Settlement Agreement including the statements made on the record at the hearing held on March 19, 2003, is approved.

Dated:          Wilmington, Delaware
                March 19, 2003

                                   /s/ Mary F. Walrath
                                   ---------------------------------------------
                                   HONORABLE MARY F. WALRATH
                                   United States Bankruptcy Judge


                                      -2-